UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) ☐
Securities Act Rule 802 (Exchange Offer) ☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer) ☐
Exchange Act Rule 14e-2(d) (Subject Company Response) ☐
NISSEI JUSHI KOGYO KABUSHIKI KAISHA
(Name of Subject Company)
NISSEI PLASTIC INDUSTRIAL CO., LTD.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
NISSEI PLASTIC INDUSTRIAL CO., LTD. TOYO INNOVEX CO., Ltd.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))
NISSEI PLASTIC INDSTRIAL CO., LTD. Attn: Akihiko Imai 2110 Minamijo Sakaki-machi, Hanishina-gun Nagano Prefecture 389-0693 Japan +81 268 82 3000
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

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PART I	- INFORMATION SENT TO SECURITY HOLDERS
Item 1.	Home Jurisdiction Documents

Exhibit
Number

99.1	Additional Supplemental Materials for the Notice of the Extraordinary General Meeting of Shareholders of NISSEI PLASTIC INDUSTRIAL CO., LTD.
Item 2.	Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART	II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART	III - CONSENT TO SERVICE OF PROCESS

NISSEI PLASTIC INDUSTRIAL CO., LTD. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 17, 2025.

TOYO INNOVEX Co, Ltd. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 17, 2025.

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SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NISSEI PLASTIC INDUSTRIAL CO., LTD.
/s/ Akihiko Imai
Name: Akihiko Imai
Title: Managing Director

Date: January 13, 2026

TOYO INNOVEX Co., Ltd.
/s/ Yoshiaki Tabata
Name: Yoshiaki Tabata
Title: President and CEO

Date: January 13, 2026

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